EXHIBIT 99.1



                                  NEWS RELEASE

                                                              Company Contacts:
                                      Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:  Susan Spratlen
                                                                 (972) 444-9001


                  Pioneer Announces Retirement of Board Member

Dallas, Texas, December 19, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) announced that James L. Houghton ("Jim") has retired from its board of directors, effective today, having reached the Company's mandatory retirement age of 75 for board members. Mr. Houghton joined the board of Pioneer's predecessor, Parker & Parsley Petroleum Company, in 1991 and continued his service on the board of Pioneer upon its formation in 1997. He served as the Audit Committee Chairman for both companies from 1991 to early 2005.

During Mr. Houghton's tenure, Pioneer has grown from a West Texas-focused domestic independent to an international company with diverse operations in the United States, Canada, Argentina and Africa.

Scott Sheffield, Pioneer's Chairman and CEO, stated, "Jim has been a valued asset to Pioneer for many years as his exemplary service, knowledge, integrity and dedication have been significant contributors to the Company's success. Jim is a treasured friend, and we will all miss his presence on the board. We wish Jim and his wife, Barbara, the very best in his retirement."

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Argentina, Canada and Africa. For more information, visit Pioneer's website at www.pioneernrc.com.



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